Exhibit 99.1

     Sunset Financial Resources Reports 3Q Results; Declares 3Q Dividend

    JACKSONVILLE, Fla., Nov. 10 /PRNewswire-FirstCall/ -- Sunset Financial Resources, Inc. (NYSE: SFO) reported record net income for the quarter ended September 30, 2004 of $ 1.4 million or $0.13 earnings per diluted share as compared to net income of $171,000 for the period ended June 30, 2004.
Sunset Financial Resources reported net income for the nine months ended September 30, 2004 was $61,000.
    On November 9, 2004, the Company's Board of Directors declared a third quarter dividend of $0.05 versus a second quarter dividend of $0.015 per common share. The dividend is payable on December 13, 2004 to shareholders of record on November 29, 2004.
    "We are very pleased with the progress we made during the third quarter. Having now recovered our first quarter loss, our fourth quarter dividend should track our earnings per share," remarked Chairman, President and CEO Bert Watson. "We will continue to work hard to establish a consistent track record of delivering value to our shareholders."
    As of September 30, 2004, Sunset's total assets had increased to $684.4 million (including $391.1 million of investments in Mortgage Backed Securities; $218.5 million of residential mortgage related loans and $59.5 million of commercial bridge loans). As of June 30, 2004, Sunset's total assets were $423.4 million (including $128.4 million of investments in Mortgage Backed Securities; $230.2 million of residential mortgage loans and $39.3 million of commercial bridge loans). Total common shares outstanding remained at 10,450,000.
    For the quarter ended September 30, 2004, the yield on average earning assets was 4.45% and the cost of funds was 2.93%, which equates to an interest rate spread of 1.52%.
    Sunset has scheduled a conference call to discuss its third quarter 2004 financial results at 10:30 a.m. EST on November 12, 2004. Bert Watson, Chairman of the Board, President and Chief Executive Officer, will host the conference call. Those wishing to listen to the conference call by telephone may dial 1-800-289-0494. Please call ten minutes prior to the scheduled conference call time. The conference call will also be archived on the company's web site throughout the third quarter at http://www.sunsetfinancial.net .

    Sunset Financial Resources, Inc. is a self-managed real estate investment trust (REIT) that went public on March 17, 2004. Sunset Financial Resources seeks to deliver attractive dividend income and steady growth to its shareholders through the acquisition and management of a portfolio of high quality residential mortgage loans and well secured commercial mortgage bridge loans in the United States.

    Certain statements in this news release may constitute "forward-looking statements" within the meaning of the federal securities laws and involve risks, uncertainties and other factors, which may cause the actual performance of Sunset Financial Resources, Inc. to be materially different from the performance expressed or implied by such statements. These risks include the failure of the Company to successfully execute its business plan, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT, the cost of capital, as well as the additional risks and uncertainties detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

    For further information, call Tom Manuel, EVP at (904) 425-4353.

SOURCE Sunset Financial Resources, Inc.
    -0-                             11/10/2004
    /CONTACT:  Tom Manuel, EVP, Sunset Financial Resources, Inc.,
+1-904-425-4353/
    /Web site:  http://www.sunsetfinancial.net /
    /Audio:  http://www.sunsetfinancial.net /
    (SFO)

CO:  Sunset Financial Resources, Inc.
ST:  Florida
IN:  FIN RLT
SU:  CCA MAV DIV ERN